Exhibit 99.1
Financial News Release

Contacts:
Lawrence D. Firestone	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES 2008 THIRD QUARTER FINANCIAL RESULTS DRIVEN
BY RECORD SOLAR REVENUES
Fort Collins, Colo., October 22, 2008 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced financial results for the third quarter ended September 30, 2008. Sales for the third quarter of 2008 were $84.5 million, which represented a 6.6% decline from $90.5 million in the same quarter a year ago and a 4.0% decline from $88.0 million in the second quarter of 2008. The decrease was attributed mainly to weakening global economic conditions and continued challenges in the semiconductor capital equipment market. Our book to bill ratio for the quarter was 0.92:01, with an ending backlog of $48.9 million.
Despite the overall decline in revenue, sales to non-semiconductor markets grew 11% sequentially to 48% of total sales for the quarter. Non-semiconductor performance was driven by sales to the solar market, which represented 23% of total revenue, and sales to the flat panel display market, which were also strong at 11% of total sales. Service sales grew to 18% of total revenue, as customers evaluated the benefits of making near-term investments versus extending the life of their existing equipment with upgrades and maintenance during these challenging economic times.
Gross margin for the third quarter was 41.7%, up from 40.6% in the third quarter of 2007, and 40.1% in the second quarter of 2008, due principally to a more favorable product mix.
Net income for the third quarter of 2008 was $5.4 million, or $0.13 per diluted share, compared to $5.9 million, or $0.13 per diluted share, in the third quarter of 2007. Net income also decreased sequentially from $5.9 million or $0.14 per diluted share in the second quarter of 2008.

“Sales to the solar market reached their highest levels yet, and were once again key to the success of our quarterly results, aided by strength in sales to the flat panel display market and our service business. We continued to build out our non-semiconductor businesses with new products such as our recently announced 500KW Solaron inverter. The expansion of this product portfolio will allow us to penetrate larger inverter installations, including utilities and solar farms. Overall, we were pleased with our performance in the third quarter, especially in light of the particularly challenging economic environment,” said Dr. Hans Betz, president and chief executive officer of Advanced Energy. “ Unfortunately, the distressed economic conditions are impacting all markets and have led us to guide lower revenues and earnings for the fourth quarter. We will, however, take important steps to manage costs in order to maintain a healthy business, while investing in key products and markets to position the company for future opportunities.”
Fourth Quarter 2008 Guidance
The Company anticipates fourth quarter 2008 results to be within the following ranges:
•	Sales of $66 million to $72 million.

•	Earnings per share of ($0.05) to $0.01
Third Quarter 2008 Conference Call
Management will host a conference call today, Wednesday, October 22, 2008 at 5:00 pm Eastern Daylight Time to discuss Advanced Energy’s financial results. Domestic callers may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 706-634-7937. Participants will need to provide a conference passcode 68332373. For a replay of this teleconference, please call 800-642-1687 or 706-645-9291, and enter the passcode 68332373. The replay will be available through 12:00 a.m. Eastern Daylight Time, October 24, 2008. A webcast will also be available on the Investor Relations webpage at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy® is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar power generation. Specifically, AE targets solar grid-tie inverters, solar cells, semiconductors, flat panel displays, data storage products, architectural glass and other advanced applications.
The Company’s expectations with respect to financial results for the fourth quarter of 2008 are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and

Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry, the timing of orders received from customers, the company’s ability to realize cost improvement benefits from the global operations initiatives underway, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Sales	$84,510	$90,492	$261,393	$300,863
Cost of sales	49,249	53,765	155,008	170,873

Gross profit	35,261	36,727	106,385	129,990

Operating expenses:
Research and development	14,681	12,937	41,528	37,883
Selling, general and administrative	14,337	15,537	42,760	46,169
Amortization of intangible assets	223	201	689	727
Restructuring charges	522	556	1,589	3,505

Total operating expenses	29,763	29,231	86,566	88,284

Income from operations	5,498	7,496	19,819	41,706

Other income, net	429	308	2,330	3,367

Income from continuing operations before income taxes	5,927	7,804	22,149	45,073
Provision for income taxes	(558)	(1,948)	(4,951)	(14,879)

Net income	$5,369	$5,856	$17,198	$30,194

Basic earnings per share	$0.13	$0.13	$0.40	$0.67

Diluted earnings per share	$0.13	$0.13	$0.40	$0.66

Basic weighted-average common shares outstanding	41,787	45,248	42,773	45,117

Diluted weighted-average common shares outstanding	42,201	45,761	43,183	45,696

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$81,232	$94,588
Marketable securities	53,687	110,676
Accounts receivable, net	65,582	64,188
Inventories, net	53,637	50,532
Deferred income taxes	13,747	23,696
Other current assets	4,037	4,289

Total current assets	271,922	347,969

Property and equipment, net	29,819	30,912

Long-term investments	33,307	1,483
Deposits and other	5,869	5,562
Goodwill and intangibles, net	68,587	67,768
Customer service equipment, net	1,223	1,236
Deferred income tax assets, net	19,292	4,098

Total assets	$430,019	$459,028

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$14,431	$12,424
Other accrued expenses	28,584	29,590

Total current liabilities	43,015	42,014

Long-term liabilities	9,109	9,953

Total liabilities	52,124	51,967

Stockholders’ equity	377,895	407,061

Total liabilities and stockholders’ equity	$430,019	$459,028